Exhibit 10.21

June 6, 2007

Dan Halvorson

2938 Avenida Pimentera

Carlsbad, CA 92009

Dan:

DivX, Inc. (“DivX”) is pleased to extend you an offer of employment for the position of CFO and SVP based in San Diego, CA. You will be expected to perform duties consistent with your position and will report to the CEO. DivX may, at its sole discretion, change your position, duties, and work location from time to time as it deems necessary.

Your compensation will be $300,000 per year less payroll deductions and all required withholdings (the “Base Salary”). You will be paid semi-monthly. During 2007, you will be eligible for a bonus of 30% of the Base Salary actually paid during 2007 or according to the terms of the Executive Bonus Plan, whichever is greater. Following 2007, you will be eligible solely for the Executive Bonus Plan. There is no guarantee that any bonus, whether in 2007 or successive years, shall be payable to you.

Following the commencement of your employment by the Company, management will recommend to the Board of Directors at its next regularly scheduled meeting for the purpose of options approval that you be granted options to purchase 350,000 shares of DivX common stock (the “Options”). The exercise price per share for the Options will be the closing price of DivX common stock on NASDAQ on the third business day following the press release announcing your hire by DivX. Subject to your continued employment by the Company, the Options will vest according to the following 4-year schedule: 25% on the one-year anniversary of the commencement date of your employment by DivX and then 1/48 per completed month thereafter during such time period.

If during your employment with DivX (i) there is a Change of Control (as defined below) and (ii) you are not offered a Comparable Position (as defined below) by the surviving corporation, all of the Options shall vest and become exercisable immediately prior to the Change of Control. A “Comparable Position” is a position with similar or greater responsibilities at your then-current base salary. “Change of Control” shall mean the sale or substantially all of the assets of DivX or the acquisition of DivX by another entity by means of consolidation or merger after which the then current shareholders of DivX hold less than 50% of the voting power of the surviving corporation provided that a reincorporation of DivX shall not be a Change of Control.

With regard to benefits, you will receive all the employment benefits available to full time, regular exempt employees of DivX These benefits include medical, dental, life insurance. AD&D, and STD/LTD, for which the premiums for employees are paid 99% by the Company, accrual of 20 days vacation during the year, and 9 paid holidays. In addition you may contribute to the Company’s 401(k) plan. There is no Company matching of 401(K) contributions. Details about these benefits are provided in the Benefits Summary that is available for your review. DivX may modify your compensation and benefits from time to time as it deems necessary.

Normal working hours are from 8:30 am to 5:30 pm, Monday through Friday. Your position is salaried and ineligible for overtime pay. Your particular schedule will be coordinated between you and your manager. You may be expected to work additional hours as required by the nature of your work assignments.

As an employee of DivX, you will be expected to abide by the Company’s rules and regulations and acknowledge in writing that you have read the Company’s Employee Handbook, which will govern the terms and conditions of your employment.

In accordance with the Immigration Reform & Control Act of 1986, employment in the United States is conditional upon proof of eligibility to legally work in the United States. On your first day of employment, you will need to provide us with this proof. Please refer to the enclosed list of acceptable documents. If you do not have these documents, please contact me prior to your first day of employment.

The terms of your employment relationship with DivX is and always will be one of voluntary, “at will” employment. This means you may terminate your employment with DivX at any time and for any reason whatsoever simply by notifying DivX. Likewise, DivX may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. “At will” cannot be changed unless in writing by the CEO or General Counsel of DivX.

As an employee of DivX you will have access to confidential information, and you may, during the course of your employment, develop information or inventions, which will be the property of DivX. To protect the interests of DivX, you will be required to sign and comply with the Company’s standard “Employee Innovations and Proprietary Rights Assignment Agreement,” and it must be accepted by DivX as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or other person or to violate any other obligations you may have to your former employer or other person. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

This written offer is contingent upon successful completion of a background check and together with your signed “Employee Innovations and Proprietary Rights Assignment Agreement” constitutes all conditions and agreements regarding your employment by DivX and supersedes all previous written or verbal commitments by the Company. No representative other than the General Counsel or the Associate General Counsel has any authority to alter or add to any of the terms and conditions herein.

Please contact me to indicate your response to this offer. Upon your acceptance, return the original and retain the copy for your records. I have also enclosed our standard “Employee Innovations and Proprietary Rights Assignment Agreement.” Following your acceptance, please review, sign, and return the “Employee Innovations and Proprietary Rights Assignment Agreement” along with your signed offer letter. This employment offer expires on June 11, 2007.

Your start date would be June 18, 2007 unless otherwise agreed by you and the CEO in writing.

Your experience and talents will be a strong addition to DivX. We look forward to having you join our team.

DivX, Inc.

/s/ David J. Richter
David J. Richter
General Counsel

I have read this offer letter in its entirety and agree to the terms and conditions of employment. I understand and agree that my employment with DivX, Inc. is “at will” except as otherwise specified in writing in this letter.

June 6, 2007	/s/ Dan Halvorson
Date	Dan Halvorson

Start Date: June 18, 2007

July 20, 2007

Dan Halvorson

2938 Avenida Pimentera

Carlsbad, CA 92009

Re: Amendment to Employment Agreement

Dear Dan:

As you know, you entered into an Employment Agreement with DivX, Inc. dated June 6, 2007 (the “Agreement”). The purpose of this letter is to set forth our mutual understanding regarding an amendment to the Agreement, the terms of which are set forth below. Except as specifically amended by this letter, the terms of the Agreement shall remain in full force and effect. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

In consideration for your continued employment by the Company, you and the Company hereby agree that the second and third paragraphs of the Agreement are hereby amended and restated in their entirety to read as follows:

“Your compensation will be $300,000 per year less payroll deductions and all required withholdings (the “Base Salary”). You will be paid semi-monthly. During 2007, you will be eligible for a bonus of (i) $90,000, or (ii) according to the terms of the DivX, Inc. Executive Bonus Plan, whichever is greater. Following 2007, you will be eligible solely for the Executive Bonus Plan. There is no guarantee that any bonus in successive years shall be payable to you.

Management will recommend to the Board of Directors that you be granted options to purchase 350,000 shares of DivX common stock (the “Options”). The exercise price per share for the Options will be the closing price of DivX common stock on NASDAQ on the third business day following the press release announcing your hire by DivX. Subject to your continued employment by the Company, the Options will vest according to the following 4-year schedule: 25% on the one-year anniversary of the commencement date of your employment by DivX and then 1/48 per completed month thereafter during such time period.”

Except as explicitly modified or amended herein, all provisions, conditions and terms of the Employment Agreement remain unchanged and are in full force and effect.

Please signify your agreement to the foregoing by signing as indicated below and returning your signature to me as soon as possible.

Sincerely,	AGREED AND ACCEPTED:

DivX, Inc.

/s/ David J. Richter	/s/ Dan Halvorson
David J. Richter	Dan Halvorson
General Counsel